EXHIBIT 99.1

For Further Information, Contact:

Winthrop Couchot Professional Corporation

Marc J. Winthrop

+1 (949) 720-4100

BANKRUPTCY COURT SETS DATE AND TERMS OF OVERBIDDING

FOR THE SALE OF ASSETS OF STM WIRELESS, INC.

IRVINE, CALIFORNIA, February 26, 2003 – STM WIRELESS, INC. (STM), (NASDAQ NM Symbol: STMIQ), announced that on February 24, 2003, the United States Bankruptcy Court approved debtor-in-possession financing in the amount of $200,000 the (“DIP financing”), which will allow the Company to continue to operate pending approval of a proposed sale of substantially all of its assets at a Bankruptcy Court hearing set for Friday, March 7, 2003 at 10:00 a.m. The sale will be conducted pursuant to section 363 of the Bankruptcy Code, which will allow the purchaser to obtain the assets free and clear of any liens and claims. The proposed purchaser is Sloan Capital Partners, LLC (“Buyer”), which has offered approximately $4 million for all of the assets of the Company and the assumption of certain liabilities. $2 million of the purchase price is payable in cash. The proposed sale is subject to overbid pursuant to certain procedures also approved by the Bankruptcy Court on February 24, 2003. They are as follows:

(1)    The Bankruptcy Court will not consider any competing proposal (“Competing Proposal”) unless the Competing Proposal (a) provides for a purchase price consideration for the Assets of at least One Hundred Percent (100%) of the aggregate consideration being paid by Sloan, plus four hundred thousand dollars ($400,000) minimum overbid amount described in (6) below, (b) is set forth in a written agreement containing other terms and conditions that are at least as favorable to STM Wireless, Inc. (“Seller” or “Debtor”) as those set forth in the Buyer Letter of Intent, (c) is made by a person or entity financially qualified to consummate the Competing Proposal on a timely basis and to operate the Debtor’s business or the Assets on a financially viable basis, (d) is made by a person or entity who has completed its due diligence review of the Seller’s books and records, and is satisfied with the results thereof, (e) is made by a

STM Wireless, Inc.

person who is obligated to pay a deposit in the amount of not less than three hundred eighty-five thousand dollars ($385,000) payable to the Seller, which deposit shall be non-refundable if the bid is deemed to be the High Bid, as defined below, and (f) the Competing Proposal is delivered to the Seller and filed with the Bankruptcy Court at least two (2) court days prior to the Sale Date, as defined below. A Competing Proposal that satisfies the foregoing criteria shall be referred to as a “Qualifying Competing Proposal.”

(2)    No information will be provided to prospective overbidders other than publicly available information without a confidentiality agreement, which (a) restricts the disclosure or use of the confidential information, and (b) provides for an obligation on the part of the all recipients of information not to solicit or hire any employee of the Debtor for a minimum period of one year.

(3)    The sale shall be conducted at a hearing (the “Sale Hearing”) in open court on March 7, 2003, at which time only Buyer and any party who has submitted a Qualifying Competing Proposal shall be entitled to bid.

(4)    On the Sale Date, the Bankruptcy Court shall decide which of the bids is the highest and best bid, and such bid shall be deemed to be the “High Bid.” The bidder whose bid is definitively deemed by the Bankruptcy Court to be the High Bid must pay all amounts reflected in the High Bid in cash at the closing.

(5)    In the event that the Debtor timely receives a Qualified Competing Proposal, then the Buyer shall have the right to increase its proposed purchase price by no less than the overbid offer, plus $100,000 at the Sale Hearing. The entity or entities submitting Qualified Competing Proposals and the Buyer may then submit successive bids in increments of at least $100,000 greater than the prior bid until there is only one offer that the Court determines the High Bid. The amount of the break-up fee below shall be credited to Buyer as part of its bid.

STM Wireless, Inc.

(6)    If the Buyer’s purchase agreement is terminated because the Buyer’s bid is not the High Bid and the Seller consummates a transaction with the successful bidder, then the Buyer shall be delivered a breakup fee equal to three hundred fifty thousand Dollars ($350,000), plus immediate payment of all DIP financing and associated interest and expenses to be paid to Buyer, or its designee, from the purchase price paid by the successful bidder as part of such successful bidder’s Qualifying Competing Proposal, without any administrative liability therefor to the estate. In the event of competing bids, the Buyer shall have credit for the return of all post-petition financing and interest and expenses (the “Loan Repayment”) as part of its bid for overbid purposes only. If overbidding takes place and if Buyer is the successful bidder, then it must pay the amount of its successful bid, less the Loan Repayment.

(7)    The successful bidder shall pay the amount of the successful bid and the sale must close on or before March 11, 2003.

In addition to the foregoing, the Company has also announced that it has received notice of delisting from Nasdaq and will be delisted from The Nasdaq Stock Market on March 3, 2003.

For further information or a complete copy of the Motion to Sell Assets and/or the Overbid Procedures Order, contact Marc J. Winthrop, Winthrop Couchot Professional Corporation, 660 Newport Center Drive, Fourth Floor, Newport Beach, California. Telephone (949) 720-4100.

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